Exhibit P(21)

CODE OF ETHICS FOR ADVISERS TO INVESTMENT COMPANIES

All employees, officers and directors of the Advisers are subject to the ING Furman Selz Asset Management (“IFSAM”) Compliance Manual, including Sections 5 and 6 which address confidential information, insider trading and personal securities transactions.

In addition, pursuant to provisions of Rule 17j-1 under the Investment Company Act of 1940, (the “1940 Act”), IFSAM has adopted this Code of Ethics to specify and prohibit certain types of transactions involving an Investment Company deemed to create actual conflicts of interest, the potential for conflicts, or the appearance of conflicts, and to establish reporting requirements and enforcement procedures. This Code of Ethics applies to all Access Persons and Investment Personnel of the Advisers, as defined herein.

I.	Statement of General Principles

In recognition of the trust and confidence placed in the Adviser by the Investment Companies and to give effect to the Adviser’s belief that its operations should be directed to the benefit of the Investment Companies, the Adviser hereby adopts the following general principles to guide the actions of its employees, officers, and directors:

(1)	The interests of the Investment Companies are paramount. All of the Adviser’s personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the Investment Companies before their own.

(2)	All personal transactions in Securities by the Adviser’s personnel must be accomplished so as to avoid a conflict of interest on the part of such personnel with the interests of any Investment Company.

(3)	All of the Adviser’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to an Investment Company, or that otherwise bring into question the person’s independence or judgment.

If Approval is granted by the IFSAM Legal and Compliance Department to maintain an account elsewhere, arrangements must be made to have duplicate confirmations and monthly statements records sent directly to the IFSAM Legal and Compliance Department. The IFSAM Legal and Compliance Department may, in its discretion, authorize receipt of other account records in lieu of confirmation and statements.

II.	Definitions

(1)  “Access Person” shall mean (i) each director, officer or general partner of the Investment Company or Adviser, (ii) each employee of the Investment Company or Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by an Investment Company, or whose functions relate to making any recommendations with respect to such purchases or sales, and (iii) any natural person in a control relationship to the Adviser or an Investment Company who obtains information concerning recommendations made with respect to the purchase or sale of a Security by an Investment Company. (Exhibit A sets forth a list of current Access Persons).

(2)	“Adviser” means a registered investment adviser that is a subsidiary of IFSAM and advises or sub-advises an Investment Company.

(3)	“Affiliated Account” means any account which is affiliated with the Adviser.

(4)	“Beneficial Ownership” of a Security is interpreted in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself or herself the beneficial owner of any Securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of Securities held by (i) his or her spouse or minor children, (ii) a relative who shares his or her home, or (iii) other persons by reason of any contract, arrangement, understanding, or relationship that provides him or her with sole or shared voting or investment power over the Securities held by such person.

(5)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder of such Securities control over the company. This is a rebuttable presumption, and it may be countered by the facts and circumstances of a given situation.

(6)	“IFSAM” means ING Furman Selz Asset Management LLC.

(7)	“Investment Company” means an investment company registered under the 1940 Act for which the Adviser acts as adviser or sub-adviser.

(8)	“Investment Personnel” means (i) all Access Persons who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Investment Company; and (ii) any natural person who controls the Adviser or Investment Company and who obtains information concerning recommendations made to the Investment Company. (Exhibit B sets forth a list of current Investment Personnel for Investment Companies).

(9)	An Access Person’s “Personal Account” means any Securities Account in which such Access Person has direct or indirect Beneficial Ownership (excluding accounts for limited partnerships or other pooled investment vehicles in which such person is an investor along with unrelated third parties and holds a minority interest in the vehicles).

(10)	“Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

(11)	“Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include obligations of the Government of the United States or an agency thereof, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreement) and shares of registered open-end mutual funds.

(12)	A “Security held or to be acquired” by an Investment Company means any Security which, within the period stated under Rule 17j-1 under the 1940 Act, (i) is or has been held by an Investment Company; or (ii) is being or has been considered by the Adviser for purchase by an Investment Company; and (iii) and option to purchase or sell, and any security convertible into or exchangeable for a security.

(13)	A Security is “being purchased or sold” by an Investment Company from the time when a recommendation has been communicated to the person who places the buy and sell orders for an Investment Company until the time when such program has been fully completed or terminated.

(14)	The designated “Review Officers” are Steven Bergida, Mitchell Katz, Vincent Lepore, Salvatore DiCostanzo, Lori Anthony, Melanie Crowe, Gerald Lins, Scott Barber and Gina Furie.

III.	Prohibited Purchases and Sales of Securities

(1)  No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Investment Company:

(A)	employ any device, scheme, or artifice to defraud such Investment Company;

(B)	make to such Investment Company any untrue statement of a material fact or omit to state to such Investment Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C)	engage in any act, practice or course of business that would operate as a fraud or deceit upon such Investment Company; or

(D)	engage in any manipulative practice with respect to such Investment Company.

(2)	Subject to Sections IV(3) and IV(4) of this Code, no Access Person may purchase or sell, directly or indirectly, any Security in which he or she had or by reason of such transaction acquired any Beneficial Ownership, within 24 hours (7 calendar days, in the case of Access Persons who are also Investment Personnel) before or after the time that the same (or a related) Security is being purchased or sold by any Investment Company. These restrictions include selling short or buying puts in any such security, except for bona fide short against-the-box transactions which have been approved by a Review Officer. Any profits realized on trades within the proscribed periods will be disgorged to the Investment Company or Investment Companies on a pro rata basis.

(3)	No Access Person may acquire Securities as part of an initial public offering.

(4)	No Access Person shall purchase a Security offered in a private placement without the specific, prior written approval of one of the Adviser’s designated Review Officers and the IFSAM Legal and Compliance Department.

IV.	Pre-Clearance of Transactions

(1)	Except as provided in Section IV(3), each Access Person must pre-clear each proposed transaction in Securities with a Review Officer prior to proceeding with the transaction. No transaction in Securities shall be effected without the prior approval of a Review Officer. In determining whether to grant such clearance, the Review Officer shall refer to Section IV(4), below. Preclearance of a Securities transaction is valid for 24 hours.

(2)	In determining whether to grant approval for the purchase of a Security offered in a private placement, the Review Officer shall take into account, among other factors, whether the investment opportunity should be reserved for an Investment Company, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the Adviser.

(3)	The preclearance requirements of Section IV(1) shall not apply to the following transactions:

(A)	Purchases or sales over which the Access Person has no direct or indirect influence or control (including purchases or sales in any account of an Access Person which is managed on a discretionary basis by a person other than the Access Person).

(B)	Purchases or sales that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bonafide margin call.

(C)	Purchases that are part of an automatic dividend reinvestment plan.

(D)	Purchases effected upon the exercise of rights issued by an issuer prorata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(E)  Transactions in an Affiliated Account by Investment Personnel which are in the same (or related) Securities purchased or sold for an Investment Company during the blackout period referred to in III (2) above, as long as such Investment Company receives the best execution price during any given day and as long as the IFSAM Legal and Compliance

Department reasonably determines that such transactions do not violate the Investment Company’s trade allocation procedures.

(4)	The following transactions shall be entitled to clearance by the Review Officers:

(A)	Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Investment Company and which are otherwise in accordance with Rule l7j-l. Such transactions would normally include purchases or sales of up to 1,000 shares of a Security that is being considered for purchase or sale by an Investment Company (but not then being purchased or sold) if the issuer has a market capitalization of over $1 billion.

(B)	Purchases or sales of Securities that are not eligible for purchase or sale by any Investment Company as determined by reference to the 1940 Act and blue sky laws and regulations thereunder, the investment objectives and policies and investment restrictions of the Investment Company and any undertakings made to regulatory authorities.

(C)	Transactions which receive prior written approval of a Review Officer that such Review Officer, after consideration of all the facts and circumstances, determines to be in accordance with Section III and to present no reasonable likelihood of harm to an Investment Company.

V.	Additional Restrictions and Requirements

(1)  No Investment Personnel shall accept a position as a director, trustee or general partner of a private or publicly traded company unless the acceptance of such position has been approved by the IFSAM Legal and Compliance Department as consistent with the interests of the Investment Company.

(2)	Each Access Person must direct each brokerage firm or bank at which the Access Person maintains a Securities account to promptly send duplicate copies of such person’s account statement and brokerage confirmations (or other acceptable account records) promptly to the IFSAM Legal and Compliance Department. Compliance with this provision for persons who maintain accounts other than at ING Barings can be effected by the Access Person by providing duplicate copies of all such statements and confirmations directly to the Compliance Department within two business days of receipt by the Access Person.

(3)	Each Access Person must provide to the IFSAM Legal and Compliance Department a complete listing of all Securities owned by such person at the time the individual first becomes an Access Person, and thereafter, as of December 31 of each year. Any initial listing must be submitted within 10 days of the date upon which such person first became an Access Person of the Adviser. Such listing may be provided by monthly brokerage statements and must include all information required by Rule 17j-1 and will be required by the IFSAM Legal and Compliance Department.

VI.	Reporting Obligation

(1)	The Adviser shall create and thereafter maintain a list of all Access Persons and Investment Personnel.

(2)  Each Access Person shall report all transactions in Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. The IFSAM Legal and Compliance Department shall review reports, no less than monthly of the trading activity of all Access Persons. Trading reports shall also be reviewed for each Review Officer with respect to his or her own personal Securities transactions by an officer designated to receive his or her reports (“Alternate Review Officer”), who shall act in all respects in the manner prescribed herein for such Review Officer.

(3)	Trading reports shall contain the following information:

(A)	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(B)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(C)	The price at which the transaction was effected;

(D)	The name of the broker, dealer, or bank with or through whom the transaction was effected; and

(E)	The date of the report.

(4)	Every Access Person shall report the name of any publicly-traded company (or any company anticipating a public offering of its equity Securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 1/2 of 1% of the company’s outstanding shares.

(5)	Every Access Person who owns Securities acquired in a private placement shall disclose such ownership to the IFSAM Legal and Compliance Department if such person is involved in any subsequent consideration of an investment in the issuer by an Investment Company. The Adviser’s decision to recommend the purchase of such issuer’s Securities to any Investment Company will be subject to independent review by Investment Personnel with no personal interest in the issuer and by the IFSAM Legal and Compliance Department.

(6)	Every Access Person shall certify annually that he or she:

(A)	has read and understands this Code;

(B)	recognizes that he or she is subject to the Code;

(C)	has complied with the Code; and

(D)	has disclosed and reported all personal Securities transactions required to be disclosed or reported.

VII.	Review and Enforcement

(1)	The IFSAM Legal and Compliance Department shall compare all reported personal Securities transactions with completed portfolio transactions of the Advisory Clients and a list of Securities being considered for purchase or sale by the Adviser to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the IFSAM Legal and Compliance Department shall give such person an opportunity to supply additional explanatory material.

(2)	If the IFSAM Legal and Compliance Department determines that a violation of this Code may have occurred, the employee shall submit his or her written determination, together with the monthly report and any additional explanatory material provided by the individual, to the IFSAM Legal and Compliance Department, who shall make an independent determination as to whether a violation has occurred.

(3)	If the IFSAM Legal and Compliance Department finds that a violation has occurred, the IFSAM Operating Committee shall impose upon the individual such sanctions deemed appropriate.

(4)	No person shall participate in a determination of whether he or she has committed a violation of this Code or of the imposition of any sanction against himself.

VIII.	Records

The Adviser shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

(1)	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(2)	A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)	A copy of each monthly report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(4)	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

IX.	Miscellaneous

(1)	All reports of Securities transactions and any other information filed with the Adviser pursuant to this Code shall be treated as confidential.

(2)	The Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

(3)	The IFSAM Legal and Compliance Department shall report to the Adviser and to the Board of Trustees of each Investment Company at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code. If required, the IFSAM Legal and Compliance Department of the Adviser shall also 0provide a Certification to the Board of Trustees of each Investment Company that the Adviser has adopted such procedures as are reasonably necessary to prevent violations of this Code.

Originally Adopted: 9/12/96

Last Amended: 3/00

Section 6

EMPLOYEE TRADING AND OUTSIDE BUSINESS

ACTIVITIES

(Updated May, 2002)

I.	General Principles

In addition to the general prohibitions on the misuse of confidential or material, nonpublic information discussed in Section 5 of the Compliance Manual above, there are numerous restrictions on employees’ personal trading and other activities. Set forth below are the general principles governing employee personal trading and outside business activities:

•	Employees are expected to devote their workdays to serving their clients and the interests of IFSAM. Accordingly, employee personal account transactions should be effected with a view toward investment, not speculation.

•	Under no circumstances may an employee effect a transaction in his or her personal account while either in possession of material, nonpublic information regarding the financial instrument that is the subject of the transaction or with knowledge that a client Accounts is engaging, or likely to engage soon, in a similar transaction in the same instrument.

•	In general, execution of employee personal account orders are subject to completion of customer orders.

•	IFSAM and the Advisers reserve the right to cancel any employee personal account order or transaction. If a transaction is canceled, the employee will bear the risk of loss and IFSAM and the Advisers (or a designated charity) will retain any profit associated with such cancellation.

•	Whenever referred to in these procedures, the term “security” or “securities” includes related options or other derivatives.

•	Any breach of this policy may result in disciplinary action, up to and including termination of employment.

II.	Employee Personal Trading

A.	Transactions in, and Location of, Employee Accounts

In general, all employee accounts (as defined below) should be maintained at ING Barings LLC or another approved broker-dealer. However, the following employee accounts (“employee outside accounts”) are not subject to this requirement:

•	Employee outside accounts in existence on the date the employee commenced employment with IFSAM or an Adviser. Such accounts may not be transferred to any other broker-dealer, except ING Barings, without the approval of the IFSAM Legal and Compliance Department.

•	Employee outside accounts over which a person other than the employee has full discretion. The maintenance of such Accounts requires submission of documentation acceptable to the IFSAM Legal and Compliance Department.

•	Employee outside accounts that invest only in the following instruments:

•	Direct obligations at the U.S. government;

•	Bankers’ acceptances;

•	Bank certificates of deposit;

•	Commercial paper;

•	High quality short-term debt (including repurchase agreements); and

•	Open-end mutual fund shares issued by registered investment companies.

B.	Opening or Maintaining Accounts

Every employee of IFSAM or an Adviser must obtain the written approval of the IFSAM Legal and Compliance Department prior to opening any new securities or futures account or continuing to maintain an account in existence at the time the employee commenced employment with the firm. This requirement applies to all employee accounts[1] (as defined below), including accounts maintained at ING Barings LLC. Employee accounts and employee-related accounts are those maintained:

•	in the name of the employee, over which the employee exercises discretion (express or in fact) or in which the employee has a significant interest (collectively, “employee accounts”); or

•	in the name of a related person of the employee, over which such related person exercises discretion (express or in fact) or in which such related person has a significant interest (collectively, “employee-related accounts”). For purposes of this requirement, a “related person” should be deemed to include the employee’s spouse and any other person with whom the employee resides who is related to the employee by blood or marriage or any other person to whom the employee provides significant financial support.

A copy of the “Securities/Futures Account Disclosure Form” is attached as Appendix D. New employees must disclose all employee and employee-related accounts at the time of

[1]	Professionally managed funds in which employees may invest (including private funds where employees pay the same fees as other investors) are not considered “employee accounts” or “employee-related accounts.”

initial employment, and IFSAM may, in its sole discretion, compel the closing of any such accounts as a condition of employment.

C.	Duplicate Confirmations and Account Statements for Outside Accounts

Employees are required to ensure that duplicate confirmations and account statements (or other transaction records acceptable to the IFSAM Legal and Compliance Department) for employee outside accounts and employee-related accounts are transmitted to the IFSAM Legal and Compliance Department.

D.	Pre-Clearance of Transactions

All orders for transactions in employee accounts and employee-related accounts require the prior approval of:

•	A supervisor of the employee or designated individual; and

•	The IFSAM Legal and Compliance Department.

1)	Obtaining Approval

Prior approval can generally be obtained over the telephone through a member of the IFSAM Legal and Compliance Department. (This prior approval should be obtained via the online Personal Trading software when available.) If verbal approval is received for the transaction, the employee must promptly complete and submit a written Pre-Clearance Form – Employee/Related Securities Transactions (“Approval Form”) signed by the employee and his or her supervisor or appropriate designee which will then be counter-signed by the IFSAM Legal and Compliance Department. A copy of an Approval Form is attached as Appendix D.

The IFSAM Legal and Compliance Department may, in its discretion, require submission of a written Approval Form signed by the employee’s supervisor prior to approving the transaction.

Employees should retain a copy of the Approval Formfor each approved transaction since the completed, executed form will be dispositive in determining whether the requisite pre-clearance was obtained. Approvals for transactions are valid only for the trading day on which granted. In situations where an employee enters a transaction with an outside broker/dealer (e.g., an on-line trade), the approval is valid if the order is entered before the opening of the next trading session.

2)	Exceptions

The only exceptions to the pre-clearance requirement are transactions in:

•	Employee accounts and employee-related accounts over which the employee neither exercises discretion nor receives prior knowledge of transactions. (A representation letter to such effect must be provided to the IFSAM Legal and Compliance Department to take advantage of this exception.)

•	Direct obligations of the U.S. government securities;

•	Bankers’ acceptances;

•	Bank certificates of deposit;

•	Commercial paper;

•	High quality short-term debt (including repurchase agreements); and

•	Open-end mutual fund shares issued by registered investment companies.

E.	Holding Period

Purchases in employee accounts and employee-related accounts must be held for the shorter of THIRTY CALENDAR DAYS or the occurrence of a 10% loss in value of the financial instrument purchased since the date purchased. For purchases of options, the holding period requirement mandates that the expiration date of an option be at least thirty calendar days from the date of purchase. Similarly, for purchases of debt instruments, the maturity date of the instrument must be at least thirty calendar days from the date of purchase. Short sales in employee accounts and employee-related accounts may not be covered for the shorter of THIRTY CALENDAR DAYS or the occurrence of a 10% loss in value of the financial instrument sold short since the date sold short. However, the holding period requirement does not apply to employee accounts and employee-related accounts over which the employee neither exercises discretion nor receives prior knowledge of transactions. (A representation letter to such effect must be provided to the IFSAM Legal and Compliance Department to take advantage of this exception.)

F.	Prohibited or Restricted Transactions

As both fiduciaries and entities within an extensive financial services group, IFSAM and the Advisers are subject to numerous restrictions or limitations in investment and trading activities.

1)	Short Sales — Employees may not sell short or write uncovered options on securities issued by ING Group or its subsidiaries (“ING Securities”).

2)	Transactions in ING Securities — Purchases of ING Securities in employee and employee-related accounts are subject to a 180 calendar day, rather than a thirty calendar day, holding period. The only transactions in options on ING Securities that may be effected in such accounts are the purchase of puts to protect, or the sale of calls against, existing positions or the exercise of options granted an employee as compensation by IFSAM or an Adviser.

Employees and their related persons also may be restricted from effecting transactions in ING Securities the day prior to, the day of and the day after earnings announcements by certain ING affiliates. Such “black out” periods may also be imposed in connection with other significant corporate announcements. In addition, members of senior management and their related persons may be subject to more extensive black out periods in anticipation of corporate announcements.

3)	Transactions in ING Barings Financial Instruments — Employees and their related persons are prohibited from purchasing any financial instrument for which an ING Barings entity, including any ING Barings—sponsored “Special Purpose Vehicle,” is the issuer or is ultimately liable, unless specifically offered to an employee as compensation.

4)	ING Group Underwritings — Employees and their related persons may not effect transactions in any securities in respect of which an ING Group company (including ING Barings) was managing or co-managing underwriter or placement agent in connection with an initial offering until thirty calendar days after primary settlement date of the issuance of such securities.

5)	Restricted List — Transactions in employee accounts and employee-related accounts in securities on IFSAM’s Restricted List generally are prohibited.

6)	Private Investments — Transactions by employees and their related persons in “private investments” (i.e., investments in private entities that generally cannot be held in a securities or futures account) are subject to IFSAM’s policies relating to outside business activities and investments of employees, discussed more fully below. Such investments require prior written supervisory and IFSAM Legal and Compliance Department approval and more detailed disclosure than that mandated in connection with investments in public issuers.

7)	Over-the-Counter Derivatives — Employees and their related persons may not effect transactions in any over-the-counter derivative issued by an ING Group affiliate or by a third party.

8)	Issuance of Research — Employees and their related persons are prohibited from effecting transactions in a financial instrument that is the subject of a research report published by an ING Group affiliate containing a material research change (i.e., upgrade or downgrade, initiation or termination of coverage, addition to or deletion from a recommended list) for two full trading days subsequent to issuance of the report.

9)	Transactions With Proprietary Accounts — Employee and employee-related account transactions effected through ING Barings or another ING Group broker-dealer may be executed through an Adviser’s proprietary desks. If that occurs and such a transaction receives, on any trading day, a better execution than a client of the Adviser, then the employee’s transaction may be canceled and re-booked in favor of the client. This will occur unless there are sound reasons not to cancel and re-book the transaction, which will be determinedin the sole discretion of the IFSAM Legal and Compliance Department. In this regard, IFSAM or an Adviser may cancel and re-book a transaction solely to avoid even the appearance of impropriety.

10)	Exceptions — In general, exceptions to this policy only may be granted by the IFSAM Legal and Compliance Department.

III.	“Access Persons” and “Investment Personnel”

Certain individuals employed by IFSAM or an Adviser are deemed to be “Access Persons” of a registered Adviser and/or “Investment Personnel” of registered investment companies. Such individuals are subject to a Code of Ethics which include personal trading restrictions beyond those described in this section. (The terms “Access Persons” and “Investment Personnel” are defined in the Code of Ethics, but generally refer to certain portfolio managers and other individuals with access to information regarding recommendations made to registered investment companies).

The Code of Ethics is attached as Appendix E.

IV.	Outside Business Activities And Private Investments of Employees

All employees are required to devote their full time and efforts to the business of IFSAM and the Advisers. In addition, no person may make use of either his or her position as an employee or information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the employee’s personal interests and the interests of IFSAM or an Adviser.

To assist in ensuring that such conflicts are avoided, an employee must obtain the written approval of the employee’s supervisor and the IFSAM Legal and Compliance Department prior to:

•	Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations.

•	Serving as a registered representative of any broker-dealer other than Furman Selz Financial Services LLC.

•	Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies. (Investments in publicly traded companies may require prior approval of the IFSAM Legal and Compliance Department, in accordance with employee trading procedures.)

•	Accepting a second job or part-time job of any kind or engaging in any other business outside of the firm.

•	Acting, or representing that the employee is acting, as agent for IFSAM, an Adviser or any other firm in any investment banking matter or as a consultant or finder.

•	Forming or participating in any stockholders’ or creditors’ committee that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest.

•	Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the firm, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

Every employee is required to complete the disclosure form enclosed as Appendix F and have the form approved by the employee’s supervisor and the IFSAM Legal and Compliance Department prior to serving in any of the capacities or making any of the investments described heretofore. In addition, an employee must advise the IFSAM Legal and Compliance Department and his or her supervisor if the employee is or believes that he or she may become a participant, either as a plaintiff, defendant or witness, in any litigation or arbitration. Written confirmation of such advice should be obtained from the supervisor and the IFSAM Legal and Compliance Department.